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                                                                    EXHIBIT 99.1


NEWS RELEASE


Contact(s):   Media Inquiries:                        Visteon Corporation

              Greg Gardner                            Public Affairs
              313-755-0927                            17000 Rotunda Drive
              ggardne9@visteon.com                    Dearborn, Michigan  48126

              Facsimile: 313-755-7983

              Investor inquiries:
              Derek Fiebig
              313-755-3699
              dfiebig@visteon.com


                                                                  [VISTEON LOGO]


VISTEON ELECTS MARLA C. GOTTSCHALK TO BOARD OF DIRECTORS

DEARBORN, Mich., March 12, 2003 - Visteon Corporation (NYSE: VC) today announced that its Board of Directors has elected Marla C. Gottschalk to the Board. The Board also appointed Ms. Gottschalk to its Audit Committee.

Ms. Gottschalk is senior vice president, financial planning and investor relations for Kraft Foods Inc., the largest packaged foods company in North America. She is responsible for global financial planning, investor support and communication, as well as providing analytical support for Kraft's Board of Directors.

She is a certified public accountant and has been with Kraft since 1989, when she was hired as a senior financial analyst. Prior to that she worked five years for the accounting firm of KPMG Peat Marwick LLP. Ms. Gottschalk has a bachelor's degree in accounting from Indiana University and a master's degree in business administration from Northwestern University's Kellogg School of Management.

Gottschalk has been Chairman of the Junior Achievement of the Hudson Valley since 2001.

"We're delighted to have Marla join the Board," Peter J. Pestillo, Visteon's Chairman and Chief Executive Officer


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                                                                    EXHIBIT 99.1

NEWS RELEASE



said. "She brings an impressive range of talents and leadership that will contribute to improving Visteon's performance and customer orientation."

Gottschalk joins Pestillo, William Gray, Steven Hamp, Robert Jenkins, Mike Johnston, Karl Krapek, Charles Schaffer, Thomas Stallkamp and Robert Teeter on Visteon's Board of Directors.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 77,000 employees and a global delivery system of more than 180 technical, manufacturing, sales and service facilities located in 25 countries.

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      Visteon news releases, photographs and product specification details are available at www.visteon.com





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